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Immucor Appoints New Board Director

NORCROSS, Ga., December 16, 2009 – Immucor, Inc. (Nasdaq: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today announced that Paul D. Mintz, M.D. has been appointed to its board as a new independent director, effective January 1, 2010.

Dr. Mintz has been involved in blood banking and transfusion medicine for more than 30 years. He is a tenured Professor of Pathology and Medicine at the University of Virginia School of Medicine. He also serves as director of the University of Virginia Health System’s Clinical Laboratories and Transfusion Medicine Services as well as Chief of the Department of Pathology’s Division of Clinical Pathology. Dr. Mintz is also a co-medical director of Virginia Blood Services.

Dr. Mintz has served on numerous national and regional boards and committees throughout his career for such agencies and organizations as the Centers for Medicare and Medicaid Services, the National Blood Foundation and the AABB (formerly the American Association of Blood Banks). He is a past president of AABB and served for several years on its FDA Advisory Committee, including as past chair.

“Paul is the chair of Immucor’s Scientific Advisory Board, which provides scientific expertise and strategic counsel on a variety of scientific and technical issues,” stated Joseph Rosen, Immucor’s Chairman of the Board. “Paul’s extensive experience in transfusion medicine and familiarity with Immucor make him a valuable addition to Immucor’s Board of Directors.”

Dr. Mintz was a recipient of a Transfusion Medicine Academic Award from the National Heart, Lung and Blood Institute. He has authored or co-authored more than 100 journal articles in blood banking and transfusion medicine.

Dr. Mintz will stand for regular election to a one-year term at the Company’s next annual shareholders’ meeting. The addition of Dr. Mintz expands the Company’s board size to eight directors.

About Immucor
Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.
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